Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TerraForm Power, Inc.:

We consent to the use of our reports dated March 7, 2018, with respect to the consolidated balance sheets of TerraForm Power, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 7, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that TerraForm Power, Inc. did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified:

•	The Company did not have sufficient resources, including contractors, in place throughout the reporting period with the appropriate training and knowledge of internal controls over financial reporting in order to establish the Company’s financial reporting processes and information technology (IT) systems and to design, implement and operate an effective system of internal control over financial reporting.
•	The Company did not conduct continuous risk assessment and monitoring activities over financial reporting and IT systems to identify and analyze risks of financial misstatement due to error and/or fraud and to identify and assess necessary changes in generally accepted accounting principles (GAAP) and financial reporting processes and internal controls impacted by changes in the business, information systems, and transition of key personnel.
•	The Company did not have an effective information and communication process that ensured appropriate and accurate information was available to financial reporting personnel on a timely basis in order that they could fulfill their roles and responsibilities.
•	The Company did not have effective IT general controls over all operating systems, databases, and IT applications supporting financial reporting. Process-level automated controls and manual controls that were dependent upon the information derived from IT systems were also determined to be ineffective. Additionally, the Company did not have effective end-user computing controls over spreadsheets used in financial reporting.
•	The Company did not have effective controls over the completeness, existence, and accuracy of revenues and deferred revenue and the completeness, existence, accuracy and valuation of accounts receivable.
•	The Company did not have effective reconciliation controls over the completeness, existence and accuracy of certain balance sheet accounts. Specifically, the reconciliation controls did not always operate timely and did not adequately investigate, resolve and correct reconciling items on a timely basis.
•	The Company did not have effective controls over the completeness, existence and accuracy of accounts payable, accrued expenses, and expenses. Specifically, the Company did not establish an effective accounts payable voucher and disbursement process and related internal controls in order to review and approve and accurately record expenditures on a timely basis.
•	The Company did not have effective controls over the completeness, existence and accuracy of renewable energy facilities, accumulated depreciation and depreciation, accretion and amortization expense.
•	The Company did not have effective process level and management review controls over the application of GAAP and accounting measurements related to certain significant accounts and non-routine transactions.
•	The Company did not have effective process-level and management review controls over manual financial reporting processes. Specifically, the Company did not have effective controls over the completeness and accuracy of information used in manual spreadsheets and the accuracy of those spreadsheet formulas.
/s/ KPMG LLP
McLean, Virginia March 16, 2018